Exhibit 99.1

NEWS RELEASE

HECLA APPOINTS SENIOR VICE PRESIDENT

FOR IMMEDIATE RELEASE

March 27, 2008

COEUR D’ ALENE, IDAHO – Hecla Mining Company (HL:NYSE) is pleased to announce the addition of James A. Sabala to its executive management team. Sabala has been appointed to the position of Senior Vice President for Hecla, effective immediately. Sabala has 27 years of experience in the mining industry. Hecla President and Chief Executive Officer Phillips S. Baker, Jr., said, “Hecla’s recent growth through our pending acquisition of the Greens Creek silver mine in Alaska and the San Juan Silver Mining Joint Venture in Colorado has kept us on the alert for attracting talented and experienced mining executives. When Jim became available, we felt with his wealth of knowledge he would be able to help expertly guide us as we transition to the next level of growth and beyond. It is particularly valuable to have someone join us with such extensive knowledge of the silver market.”

Sabala recently resigned his position as Executive Vice President and Chief Financial Officer of Coeur d’Alene Mines Corporation, having been employed by Coeur from 1981-1998 and again from 2003 to 2008. In addition, he held the position of Vice President and Chief Financial Officer of Stillwater Mining Company from 1998-2002. He is a certified public accountant and holds a B.S. degree in Business from the University of Idaho. He has also been active in several industry organizations including the Silver Institute, the World Gold Council and the Northwest Mining Association. He also serves on the Advisory Board of the University of Idaho’s College of Business.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, with an associate corporate office in Vancouver, B.C., mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact Jeanne DuPont, corporate communications coordinator - investor and public relations, 208/769-4128

Hecla Mining Company news releases can be accessed on the Internet at www.hecla-mining.com.